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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

                                                                        Contact:

                                                                   Daniel Briggs
                                   Vice President Finance and Investor Relations
                                                                  (212) 907-6134

                                                           The BISYS Group, Inc.
                                                                      (NYSE:BSG)
                                                                   www.bisys.com


            BISYS(R) PROVIDES UPDATE ON FISCAL THIRD QUARTER RESULTS
                   --Delays Filing of Third Quarter Form 10-Q;
                 Will Restate Results of Certain Prior Periods;
                 Reaffirms Guidance for Fourth Fiscal Quarter--

NEW YORK, N.Y. (May 17, 2004) -- BISYS, a leading provider of business process outsourcing solutions for the financial services sector, today provided an update on its previously reported results of operations for the quarter ended March 31, 2004.

Based upon a continuing review and analysis of commissions receivable in its Life Insurance division, BISYS has determined that the previously reported adjustment of $24.7 million ($15.5 million net of tax) to commissions receivable in its Life Insurance division will be increased to approximately $70 million to $80 million (approximately $44 million to $50 million net of tax).

BISYS has also determined that the adjustment requires a restatement of its financial results for each of the fiscal years ended June 30, 2003, 2002 and 2001, as well as its interim results for fiscal 2004, to reflect the impact of the adjustment on each of the periods presented. The Company intends to file its Form 10-Q for the quarterly period ended March 31, 2004, as soon as practicable.

According to Jim Fox, BISYS' executive vice president and CFO, "The adjustment to commissions receivable in our Life Insurance division is larger than we had previously anticipated, and after further analysis requires that we restate our previously reported results to appropriately reflect the impact of the adjustment on prior periods. We look forward to presenting our restated historical financial results as soon as practicable, and expect the substantial majority of the final adjustment, including the $24.7 million previously reported in our third fiscal quarter of 2004, to relate to fiscal years prior to 2003."
                                     -more-

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Russ Fradin, BISYS' president and CEO, added, "We continue to believe that we are taking the actions necessary to position our Life Insurance business for future growth, and we continue to expect our Life Insurance results to improve in fiscal year 2005. This adjustment to our commissions receivable portfolio has no impact on our current guidance, nor on our belief in the future opportunity of our Life Insurance business. We continue to expect that our net income for our fiscal fourth quarter will be in the range of $0.16 to $0.18 per share, excluding restructuring, impairment, and other charges."

About BISYS

The BISYS Group, Inc. (NYSE: BSG), headquartered in New York City, provides business process outsourcing solutions that enable investment firms, insurance companies, and banks to capitalize on convergence by entering new segments of the financial services industry. BISYS currently supports more than 22,000 domestic and international financial institutions and corporate clients through three business units. Its Investment Services group provides administration and distribution services for approximately 380 clients, representing more than 2,200 mutual funds, hedge funds, private equity funds, and other alternative investment products with approximately $750 billion in assets under administration. BISYS' largest group also provides retirement services to more than 18,000 companies in partnership with 40 of the nation's leading banks and investment management companies, and offers analytical research and competitive information through its Financial Research Corporation (FRC) subsidiary. Through its Insurance and Education Services group, BISYS is the nation's largest independent distributor of life insurance and the premier provider of the support services required to sell traditional and variable life, long-term care, disability, and annuity products. BISYS is also the nation's second largest independent wholesale distributor of commercial property/casualty insurance. This group complements its insurance distribution services with a comprehensive compliance management solution that supports insurance and investment firms and professionals with approximately 390 certification and continuing education training courses, and a sophisticated suite of products and services that automate the entire licensing process. BISYS' Information Services group supports approximately 1,450 banks, insurance companies, and corporations with industry-leading information processing and imaging solutions, turnkey asset retention solutions, and specialized corporate banking solutions. Additional information is available at www.bisys.com.

Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, services and related products, prices and other factors discussed in the Company's periodic filings with the Securities and Exchange Commission.

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